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                                                                    Exhibit 99.2


PRESS RELEASE                                         FOR IMMEDIATE RELEASE
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              TRACTOR SUPPLY COMPANY ANNOUNCES CEO SUCCESSION PLAN
                      ~ JIM WRIGHT TO ASSUME CEO POSITION ~
               ~ JOE SCARLETT WILL REMAIN CHAIRMAN OF THE BOARD ~
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NASHVILLE, TENNESSEE, JULY 12, 2004 - TRACTOR SUPPLY COMPANY (NASDAQ: TSCO),
today announced a long-planned transition in senior leadership with the appointment of current President, Jim Wright, to the post of Chief Executive Officer, effective October 1, 2004. Joe Scarlett, the Company's current Chairman and Chief Executive Officer, will continue to serve the Company on a full-time basis as Chairman of the Board.

Mr. Scarlett said, "Jim and I have worked closely and successfully together for four years. We have been planning this transition internally for some time and are very confident that it will be orderly and seamless to those inside and outside the Company. We share the same value base, have a common vision for the future of the Company, and are aligned on the business strategies that will be carried out to meet our goals. Our Board, which has participated in a full review of the succession plan, and the Tractor Supply leadership team have full confidence in Jim's ability to drive the business forward and make Tractor Supply Company an even stronger company than it is today."

Mr. Scarlett continued, "I intend to continue to lead the Board as its Chairman, devoting an increasing portion of my time to internal leadership development and management education. I will spend time in our stores and distribution centers, and will collaborate with Jim on ongoing strategy development. Jim and the organization will have my total and uncompromising support in every aspect of the business."

Mr. Wright, 54, joined Tractor Supply Company in November 2000 as the President and Chief Operating Officer. For the past year, Mr. Wright has exercised responsibility for all company functions except Finance. Prior to joining Tractor Supply Company, Mr. Wright served for three years as President and Chief Executive Officer at Tire Kingdom, the third largest independent tire and automotive services retailer in the U.S., operating 150 stores. Prior to this, Mr. Wright held several senior-level positions with Western Auto Supply Co., where his responsibilities included Stores, Wholesale, Merchandising, Sales and Operations. Mr. Wright has also served as Chairman of the Board of the Automotive Parts and Accessories Association, which serves members of the $140 billion automotive aftermarket.

"Joe has led this company through enormous growth and transition as its Chairman and CEO for the last eleven years," said Jim Wright. "He has built the leadership team which has increased revenues from $250 million to $1.5 billion and its store base from 150 to 487 stores since he became CEO in 1993. In my four years with the Company, Joe and I have worked very closely together and I am pleased that we will continue to benefit from his insight and enthusiasm in the years to come."

Mr. Wright concluded, "I am looking forward to assuming the role of CEO of this strong team as we together position the Company for further growth and expansion. In the coming years, we plan to consistently execute our strategies to drive productivity and profitability as well as expand our store base to bring our unique retail concept to all those across the United States that enjoy the rural lifestyle."

At June 26, 2004, Tractor Supply Company operated 487 stores in 31 states, focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of

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                                                                    Exhibit 99.2


those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

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